                                                           EXHIBIT 21.1

Subsidiaries  of  Dime  Community  Bancshares, Inc.

The following are the significant subsidiaries of Dime Community Bancshares, Inc.

Name:     The Dime Savings Bank of Williamsburgh

Jurisdiction of incorporation: United States of America

Names under which it does business:

          The Dime Savings Bank of Williamsburgh

Name:     842 Manhattan Avenue Corporation

Jurisdiction of incorporation: New York

Names under which it does business:

          842 Manhattan Avenue Corporation

Subsidiaries of The Dime Savings Bank  of Williamsburgh

The following are the significant subsidiaries of The Dime Savings Bank of Williamsburgh.

Name:     DSBW Preferred Funding Corporation

Jurisdiction of incorporation: Delaware

Names under which it does business:

          DSBW Preferred Funding Corporation

Name:     Havemeyer Equities, Inc.

Jurisdiction of incorporation: New York

Names under which it does business:

          Havemeyer Equities, Inc.

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Name:     Havemeyer Investments, Inc.

Jurisdiction of incorporation: New York

Names under which it does business:

          Havemeyer Investments, Inc.

The remaining subsidiaries, which are all direct  or indirect subsidiaries of The Dime Savings Bank of Williamsburgh would not, when considered in the aggregate  as a single subsidiary, constitute a significant subsidiary as defined in 17 C.F.R. 210.1-02 (v) Rule 1-02(v) of Regulation S-X as of June 30, 2001.  For a description of the Registrant's subsidiaries, see Item 1 -"Business," "Subsidiary Activities," of the Form 10-K.

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